UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

October 1, 2012

ATHERONOVA INC.
(Exact name of registrant as specified in charter)

Delaware
(State or other Jurisdiction of Incorporation or Organization)

000-52315 (Commission File Number)		20-1915083 (IRS Employer Identification No.)
2301 Dupont Drive, Suite 525 Irvine, CA 92612 (Address of Principal Executive Offices and zip code)

(949) 476-1100
(Registrant’s telephone
number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
Item 3.02.	Unregistered Sales of Equity Securities.

On October 1, 2012, the Registrant entered into Subscription Agreements with 31 accredited investors (the “Purchasers”) pursuant to which the Purchasers purchased from the Registrant an aggregate of 5,000,000 units at $0.50 per unit, resulting in gross proceeds to the Registrant of $2,500,000.  Each unit consists of one share of the Registrant’s common stock and an immediately exercisable Common Stock Purchase Warrant to purchase one-half of a share of the Registrant’s common stock, at an exercise price of $0.625 for a term of four years from the date of issuance.  The Registrant paid $187,600 and will issue 87,600 shares of the Registrant’s common stock to the placement agent in fees for the offering, and reimbursed the placement agent’s expenses in an aggregate amount of approximately $12,913.

As previously disclosed, on May 22, 2012, the Registrant issued to ACT Capital Partners, L.P. (“ACT”) and Amir L. Ecker, two of the Purchasers, (i) 12% Convertible Notes (the “Notes”) for an aggregate cash purchase price of $700,000.00, and (ii) Common Stock Purchase Warrants pursuant to which such Purchasers may purchase up to an aggregate of 140,000 shares of the Registrant’s common stock at an exercise price initially equal to the lower of (a) $0.90 per share and (b) to the extent consummated, 115% of the per share price at which shares of the Registrant’s common stock are sold in a Qualified Equity Financing (as such term is defined in the Securities Purchase Agreement dated May 22, 2012, among the Registrant, ACT and Amir L. Ecker).  $685,000 of the principal amount of the Notes was exchanged for 1,370,000 units on October 1, 2012.  Except as disclosed above, and except for the Subscription Agreements and the transactions contemplated thereby, none of the Purchasers had any material relationship with the Registrant.

The Registrant intends to sell an aggregate of 670,000 additional units to accredited investors on or before October 31, 2012.

In issuing the shares of the Registrant’s common stock and the Common Stock Purchase Warrants, the Registrant relied upon one or more of the exemptions from registration contained in Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and in Regulation D promulgated under the Securities Act.

Item 9.01               Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Form of Subscription Agreement.

10.2	Form of Common Stock Purchase Warrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AtheroNova Inc.

Date: October 5, 2012	By:	/s/ Mark Selawski
Mark Selawski
Chief Financial Officer & Secretary

3